July 25, 1997




To the Board of Directors of
Indiana Energy, Inc.
1630 North Meridian Street
Indianapolis, Indiana 46202

Directors:

     This letter amends and restates the terms and conditions of an agreement dated December 8, 1989 ("Employment Agreement") under which I shall continue to be employed by Indiana Energy, Inc. ("Indiana Energy") or by any subsidiary, direct or indirect, of Indiana Energy ("Energy Affiliate") which employment shall be determined by the Board of Directors of Indiana Energy or an Energy Affiliate. As used herein the term "each Company" means and refers to Indiana Energy and each Energy Affiliate separately and the term "Companies" means and refers to all of them. This Employment Agreement is entered into by Indiana Energy in consideration of the services that I will perform for Indiana Energy or to one or more of the Energy Affiliates.

          1. One or more of the Companies shall employ me on a full time basis commencing October 1, 1997, and continuing until three (3) years after the date either the Companies or I shall give written notice to the other party of the termination of this Employment Agreement (hereinafter referred to as the "'employment period"), provided, however, this Employment Agreement shall be subject to earlier termination upon the first to occur of any of the events specified in paragraphs 5, 6 and 9 hereof.

          2. During the employment period, I shall serve as President and Chief Operating Officer of Indiana Energy or such other executive position(s) appropriate to my training, qualifications and experience, as the Board of Directors of each Company shall from time to time determine, and I shall devote my full time and attention during usual business hours exclusively to the business of the Companies and any subsidiaries thereof, except during usual vacation periods. The services to be performed by me hereunder shall be primarily within the State of Indiana and my place of employment shall be at the principal offices of the Companies in Indianapolis, Indiana.

          3. During the employment period, the Companies shall pay to me compensation, notwithstanding the particular executive positions held by me, consisting of an annual aggregate base salary or salaries of at least $269,000.00 payable in biweekly installments, plus such additional compensation as may be determined from time to time by the Board of Directors of Indiana
     Energy.   Any increases in annual base salary  approved
     by the Board of Directors of Indiana Energy shall be added to the minimum annual salary provided for herein.

          4. During the employment period, each Company shall reimburse me for all expenses necessarily and reasonably incurred by me in connection with the business of each Company. I shall be eligible to participate in any profit sharing plan, incentive or bonus plan, deferred compensation plan, annuity, pension or other retirement plan, group life insurance or other insurance plan, medical expenses plan, restricted stock plan, employee stock option plan and any other benefit plan maintained and offered by each Company to its executives.

          5. In the event that during the employment period I am unable for a continuous period of three months (or for such longer period, not to exceed one year, as the Board of Directors of each Company in its sole discretion shall determine) to perform my assigned duties for each Company because of serious illness or other incapacity, then this Employment Agreement shall terminate and, thereafter, I shall be entitled to the benefits of each Company's then existing disability program.

          6. This Employment Agreement shall terminate in the event of (a) my death, (b) my voluntary retirement following at least six (6) months written notice thereof by me to the Companies or (c) termination of my employment by the Companies for cause. The term "cause" shall mean fraud, dishonesty, theft of corporate assets, other gross misconduct by me or my violation of any other terms of this Employment Agreement. Other than as provided in paragraphs 5 and 6 hereof, this Employment Agreement is not terminable by either of the parties hereto except as provided in paragraphs 1 and 9 hereof.

          7. I shall not at any time during the employment period acquire a financial interest in or participate in the operation or management of a business which is competitive with any activity of the Companies or any subsidiaries thereof. Nothing contained herein, however, shall prohibit me from purchasing for investment stock or other securities of any corporation whose securities are listed upon any recognized securities exchange or traded on the Over-The-Counter market or from making any investment in a non-competing business or from becoming a director of any corporation conducting a non-competing business.

          8.    In  the event any of the Companies shall  at
     any time be merged or consolidated into any other corporation, or if substantially all of the assets of any of the Companies are transferred to another corporation, the provisions of this Employment Agreement shall be binding upon and inure to the benefit of the successor corporation. This provision shall also apply in the event of any subsequent merger, consolidation or transfer of assets.

          9. In the event I elect to terminate my employment as provided in paragraph 1 of my Amended and Restated Termination Benefits Agreement ("TBA") with Indiana Energy within the 30-day "Window Period" as defined in the TBA, this Employment Agreement shall terminate and Indiana Energy and I will be fully discharged from any and all further obligations under this Employment Agreement, provided, however, Indiana Energy's obligations under this Employment Agreement shall not be discharged until such time as all amounts due to me under the TBA have been paid. In the event my employment is otherwise terminated and I receive severance benefits pursuant to the TBA from the Company as a result of such termination, such TBA benefits shall be applied on a first dollar basis against the payments owing to me under this Employment Agreement.

          10. My rights and benefits hereunder shall not be subject to voluntary or involuntary assignment or transfer.

          11. This Employment Agreement supersedes any and all prior Employment Agreements with the Companies.

     If this Employment Agreement is acceptable, please sign where indicated and return an executed counterpart to me.

                                        Very truly yours,



                                        /s/ Niel C. Ellerbrook
                                        Niel C. Ellerbrook



Agreed to and accepted for
Indiana Energy, Inc.



By: /s/ Otto N. Frenzel III
    Otto N. Frenzel III
    Chairman of
    Compensation Committee